Exhibit 23.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of United Capital Consultants Inc.(formerly Thicket Sound Acquisition Corporation) of our report dated March 20, 2018 relating to the financial statements as of December 31, 2017 and 2016, and for the year ended December 31, 2017 and for the period from December 7, 2016 (date of inception) to December 31, 2016 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ KCCW Accountancy Corp.

KCCW Accountancy Corp.

Los Angeles, California

October 16, 2018

KCCW Accountancy Corp.

5042 Wilshire Blvd., #30011, Los Angeles, CA 90036, USA
Tel: +1 323 867 9880 • Fax: +1 323 375 0500 • info@kccwcpa.com